Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of First Business Financial Services on Form S-3 of our report dated February 25, 2026, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of First Business Financial Services for the year ended December 31, 2025, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe, LLP

Crowe, LLP

Oakbrook Terrace, Illinois

March 3, 2026